Exhibit 99.2

VAALCO ENERGY, INC AND SUBDIDIARIES

UAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On February 25, 2021, VAALCO Gabon S.A. (“VAALCO Gabon”), a wholly-owned subsidiary of VAALCO Energy, Inc, (the “Company”), completed the acquisition of Sasol Gabon S.A.’s (“Sasol’s”) 27.8% working interest in the Etame Marin block offshore Gabon (the “Sasol Acquisition Properties”) pursuant to the sale and purchase agreement (“SPA”) dated November 17, 2020 (the “Sasol Acquisition”). The effective date of the transaction was July 1, 2020.  The aggregate purchase price was $44 million, less working capital adjustments from the effective date to the closing date. At closing the amount paid to Sasol included $4.3 million paid at the signing of the SPA, $29.6 million representing the remining purchase consideration at closing, and $5.0 million contingent payment earned as the average Dated Brent price over a consecutive 90-day period from July 1, 2020 to June 30, 2022 exceeded $60.00 per barrel. The contingent payment was paid on April 29, 2021.

Prior to the Sasol Acquisition, the Company owned and operated a 31.1% working interest in Etame. The Sasol Acquisition Properties increased the Company’s working interest to 58.8%, almost doubling the Company’s total production and reserves. As a result of the acquisition, the net portion of production and costs relating to the Company’s Etame operations increased from 31.1% to 58.8% on February 25, 2021.

The following unaudited pro forma condensed combined financial information and related notes are based on the historical consolidated financial statements of VAALCO Energy, Inc. (the “Company” and also referred to as “we,” “us,” or “our”), adjusted on a pro forma basis to give effect to its acquisition of Sasol’s 27.8% working interest in the Etame Marin block offshore Gabon as described above. For purposes of the pro forma financial information, the Sasol Acquisition was assumed to be funded from cash on hand and the accrual of contingent purchase consideration as described above.

The unaudited pro forma condensed combined balance sheet has been prepared to reflect the Sasol Acquisition as if it occurred on December 31, 2020.  The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared to reflect the acquisition as if it occurred on January 1, 2020.

This unaudited proforma condensed combined financial statements and the accompanying unaudited pro forma notes should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 9, 2021, including the Company’s historical financial statements and related notes for the year ended December 31, 2020, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein; and, the audited statements of revenues and direct operating expenses for the Sasol Acquisition Properties for the years ended December 31, 2020 and 2019 as reported in Exhibit 99.1 of this Current Report on Form 8-K/A.

The transaction accounting adjustments for the Sasol Acquisition Properties consist of those necessary to account for the acquisition.  The unaudited pro forma condensed combined financial statements presented herein are based on the assumptions and adjustments described in the accompanying unaudited pro forma notes.  The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and are not necessarily indicative of what the financial position might have been or what results of operations might have been achieved had the Sasol Properties Acquisition occurred as of the dates indicated or the financial position or results of operations that might be achieved for any future periods.

VAALCO ENERGY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

December 31, 2020

	VAALCO Historical 2020	Transaction Accounting Adjustments		Notes	VAALCO Pro Forma Combined
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$47,853		$(29,639)	(a)	$18,214
Restricted cash	86				86
Receivables:
Trade	—		11,156	(a)	11,156
Accounts with joint venture owners	3,587		64	(a)	3,651
Other	4,331		(4,320)	(a)	11
Crude oil inventory	3,906		2,709	(a)	6,615
Prepayments and other	4,215		1,254	(a)	5,469
Total current assets	63,978		(18,776)		45,202

Crude oil and natural gas properties, equipment and other - successful efforts method, net	37,036		42,744	(a)	79,780
Other noncurrent assets:
Restricted cash	925				925
Value added tax and other receivables	4,271		1,234	(a)	5,505
Right of use operating lease assets	22,569				22,569
Abandonment funding	12,453		11,781	(a)	24,234
Total assets	$141,232		$36,983		$178,215
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,690	$			$16,690
Accounts with joint venture owners	4,945				4,945
Accrued liabilities and other	17,184		4,647	(b)	21,831
			10,122	(a)	10,122
			950	(c)	950
Operating lease liabilities - current portion	12,890				12,890
Foreign income taxes payable	860				860
Current liabilities - discontinued operations	7				7
Total current liabilities	52,576		15,719		68,295
Asset retirement obligations	17,334		14,564		31,898
Operating lease liabilities - net of current portion	9,671				9,671
Other long-term liabilities	193				193
Total liabilities	79,774		30,283		110,057
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $25 par value; 500,000 shares authorized, none issued	—				—
Common stock, $0.10 par value; 100,000,000 shares authorized, 67,897,530 shares issued, 57,531,154 shares outstanding	6,790				6,790
Additional paid-in capital	74,437				74,437
Less treasury stock, 10,366,376 shares at cost	(42,421)				(42,421)
Retained earnings	22,652		7,650	(a)	30,302
			(950)	(c)	(950)
Total shareholders' equity	61,458		6,700		68,158
Total liabilities and shareholders' equity	$141,232		$36,983		$178,215

See accompanying notes to unaudited pro forma condensed combined financial statements

VAALCO EENERGY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2020

(in thousands, except per share amounts)

	VAALCO Historical	Sasol Acquisition Properties		Transaction Accounting Adjustments	Notes	VAALCO Pro Forma Combined
	(in thousands, except per share amounts)

Revenues	$67,176	$60,023	(aa)			$127,199
Operating Costs and expenses
Production expense	37,315	33,944	(aa)			71,259
Exploration expense	3,588	3,206	(aa)			6,794
Depreciation, depletion and amortization	9,382			12,512	(bb)	21,894
Impairment of proved crude oil and natural gas properties	30,625					30,625
General and administrative expense	10,695					10,695
Bad debt expense and other	1,165					1,165
Total operating costs and expenses	92,770	37,150		12,512		142,432
Other operating expense, net	(1,669)	-				(1,669)
Operating loss	(27,263)	22,873		(12,512)		(16,902)
Other income:
Derivative instruments gain, net	6,577					6,577
Interest income, net	155					155
Other, net	129			6,044	(cc)	6,173
				(751)	(ee)	(751)
Total other income, net	6,861	-		5,293		12,905
Income (loss) from continuing operations before income taxes	(20,402)	22,873		(7,219)		(3,997)
Income tax expense (benefit)	27,681			3,981	(dd)	31,662
Loss from continuing operations	(48,083)	22,873		(11,200)		(35,659)
Loss from discontinued operations, net of tax	(98)					(98)
Net loss	$(48,181)	$22,873		(11,200)		$(35,757)

Basic net income (loss) per share:
Loss from continuing operations	$(0.83)					$(0.62)
Loss from discontinued operations, net of tax	0.00					0.00
Net loss per share	$(0.83)					$(0.62)
Basic weighted average shares outstanding	57,594					57,594
Diluted net income (loss) per share:
Loss from continuing operations	$(0.83)					$(0.62)
Loss from discontinued operations, net of tax	0.00					0.00
Net loss per share	$(0.83)					$(0.62)
Diluted weighted average shares outstanding	57,594					57,594

See accompanying notes to unaudited pro forma condensed combined financial statements

VAALCO ENERGY, INC AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	DESCRIPTION OF TRANSACTION

On February 25, 2021, VAALCO Gabon S.A. (“VAALCO Gabon”), a wholly-owned subsidiary of VAALCO Energy, Inc, (the “Company”), completed the acquisition of Sasol Gabon S.A.’s (“Sasol’s”) 27.8% working interest in the Etame Marin block offshore Gabon (the “Sasol Acquisition Properties”) pursuant to the sale and purchase agreement (“SPA”) dated November 17, 2020 (the “Sasol Acquisition”). The effective date of the transaction was July 1, 2020.  The aggregate purchase price was $44 million, less working capital adjustments from the effective date to the closing date. At closing the amount paid to Sasol included $4.3 million paid at the signing of the SPA, $29.6 million representing the remining purchase consideration at closing, and $5.0 million contingent payment earned as the average Dated Brent price over a consecutive 90-day period from July 1, 2020 to June 30, 2022 exceeded $60.00 per barrel. The contingent payment was paid on April 29, 2021.

Prior to the Sasol Acquisition, the Company owned and operated a 31.1% working interest in Etame.  The Sasol Acquisition Properties increased the Company’s working interest to 58.8%, almost doubling the Company’s total production and reserves.  As a result of the acquisition, the net portion of production and costs relating to the Company’s Etame operations increased from 31.1% to 58.8% on February 25, 2021.

2.	BASIS OF PRESENTATION

The unaudited pro forma condensed combined balance sheet gives effect to the Sasol Acquisition Properties as of December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 gives effect to the Sasol Acquisition Properties as if it occurred on January 1, 2020.

The unaudited pro forma condensed combined financial statements were derived by adjusting the Company’s historical financial statements for the Sasol Acquisition Properties. The unaudited pro forma condensed combined financial statements are provided for informational purposes only and are not indicative of the Company’s financial position or results of operations had the transaction been consummated on the dates indicated or financial position or results of operations for any future period or date.

This unaudited proforma condensed combined financial statements and the accompanying unaudited pro forma notes should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 9, 2021, including the Company’s historical financial statements and related notes for the year ended December 31, 2020, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein; and, the audited statements of revenues and direct operating expenses for the Sasol Acquisition Properties for the year ending December 31, 2020 as reported in Exhibit 99.1 of this Amendment No. 1 to Current Report on Form 8-K/A.

3.	PRO FORMA ADJUSTMENTS

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial statements. Such information does not purport to be indicative of the results of operations or financial position that actually would have resulted had the Sasol Acquisition Properties occurred on the date indicated, nor is it indicative of the results that may be expected in future periods. The pro forma adjustments are based upon information and assumptions available at the time of filing the Current Report on Form 8-K/A to which these unaudited pro forma condensed combined financial statements are an exhibit.

The allocation of the purchase price of the Sasol Acquisition to the fair value of the assets acquired and liabilities assumed is as follows:

Sasol Acquisition
(in thousands)
Purchase Consideration
Cash	$33,959
Fair value of contingent consideration	4,647
Total purchase consideration	$38,606

Sasol Acquisition
(in thousands)
Assets acquired:
Wells, platforms and other production facilities and equipment and other	$42,744
Value added tax and other receivables	1,234
Abandonment funding	11,781
Accounts receivable - trade and accounts with joint venture owners	11,220
Other current assets	3,963
Liabilities assumed and other :
Asset retirement obligations	(14,564)
Accrued liabilities and other	(11,072)
Bargain purchase gain	(6,700)
Total purchase price	$38,606

_______________

The Company made the following adjustments and assumptions in the preparation of the unaudited pro forma condensed combined balance sheet.

(a)	The allocation of the purchase price to the assets acquired and liabilities assumed is preliminary and, therefore subject to change.
(b)	Included in accrued liabilities and other is the $4.7 million fair value of the contingent consideration assumed as part of the purchase consideration in SPA.
(c)	Included in accrued liabilities and as a reduction to retained earnings is the success fee associated with the acquisition.

Cash consideration consisted of (i) a cash deposit of approximately $4.3 million paid on the SPA execution date and (ii) a final cash settlement payment of $29.6 million paid at closing on February 25, 2021.

In addition, under the terms of the SPA, a contingent payment of $5.0 million will be payable to Sasol should the average Dated Brent price over a consecutive 90-day period from July 1, 2020 to June 30, 2022 exceed $60.00 per barrel.  The contingent consideration was recognized at fair value and has been classified as a liability in the unaudited pro forma condensed combined balance sheet. The fair value of the contingent consideration was determined using the Monte Carlo simulation valuation method based on Level 2 inputs. The key inputs included the quoted market price for Dated Brent crude oil, market volatility of Brent crude, the risk-free rate based on U.S. dollar overnight indexed swaps and a market discount rate based on the Company’s credit rating. The Contingent payment was achieved and paid on April 29, 2021.

All assets acquired and liabilities assumed associated with Sasol’s interest in Etame Marin block, including oil and gas properties, asset retirement obligations and working capital items were recorded at their fair value. In determining the fair value of the oil and gas properties, we prepared estimates of oil and natural gas reserves. We used estimated future prices to apply to the estimated reserve quantities acquired and the estimated future operating and development costs to arrive at the estimates of future net revenues. The valuations to derive the purchase price included the use of both proved and unproved categories of reserves, expectation for timing and amount of future development and operating costs, projections of future rates of production, expected recovery rates, and risk adjusted discount rates. Other significant estimates were used by management to calculate fair value of assets acquired and liabilities assumed. We may record purchase price adjustments as a result of changes in such estimates. These assumptions represent Level 3 inputs.

The Company made the following adjustments and assumptions in the preparation of the unaudited pro forma condensed combined statement of operations.

(aa)	These pro forma adjustments reflect additional revenues and operating costs and expenses related to the acquisition of Sasol’s 27.8% working interest in the Etame Marin block offshore Gabon.
(bb)

Reflects depletion, depreciation, accretion and amortization of wells, platforms and other production facilities associated with the Sasol Acquisition using a unit-of-production basis under the successful efforts method of accounting.

(cc)

Reflects the bargain purchase gain recognized in the transaction as the pro forma amounts assume the transaction closed as of January 1, 2020. The bargain purchase gain is primarily attributable to the increase in oil price forecast used when the SPA signed, November 17, 2020, and the oil price forecast on the closing date, February 25, 2001, when the fair value of the reserves associated with the acquisition were determined.

(dd)	Reflects the estimated incremental income tax provision associated with the additional operating income from the additional Sasol interests acquired and the pro forma adjustments made.
(ee)	Reflects the success fee paid at closing to advisors as part of acquiring Sasol’s interest in the Etame Marin Block.

4.SUPPLEMENTAL PRO FORMA COMBINED OIL AND GAS RESERVE AND STANDARDIZED MEASURE INFORMATION (UNAUDITED)

The following table sets forth unaudited pro forma information with respect to the Company’s estimated proved reserves, including changes therein, and proved developed and proved undeveloped reserves for the year ended December 31, 2020, giving effect to the Sasol Acquisition Properties as if it had occurred on January 1, 2020. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the Company’s control. Reserve engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The quantities of crude oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future crude oil and natural gas sales prices may all differ from those assumed in these estimates. The standardized measure of discounted future net cash flows should not be construed as the current market value of the estimated crude oil and natural gas reserves attributable to the properties. The information set forth in the foregoing tables includes revisions for certain reserve estimates attributable to proved properties included in the preceding year’s estimates. Such revisions are the result of additional information from subsequent completions and production history from the properties involved or the result of a decrease (or increase) in the projected economic life of such properties resulting from changes in product prices. Moreover, crude oil amounts shown for Gabon are recoverable under a service contract and the reserves in place at the end of the contract period remain the property of the Gabon government.

Estimated Quantities of Proved Reserves

	VAALCO Historical	Sasol Acquisition Properties	Pro Forma Combined
	Oil	Oil	Oil
	(MBbls)	(MBbls)	(MBbls)
Proved reserves:	(in thousands)
Balance at January 1, 2020	4,966	4,437	9,403
Production	(1,776)	(1,587)	(3,363)
Extensions and discoveries	497	444	941
Revisions of previous estimates	(471)	(421)	(892)
Balance at December 31, 2020	3,216	2,873	6,089

The following pro forma standardized measure of the discounted net future cash flows and changes applicable to proved reserves reflect the effect of income taxes assuming the Sasol Acquisition had been subject to income taxes payable to the Government of Gabon on Profit Oil as final payment of corporate income taxes, and domestic income taxes (including other expenses treated as taxes) as of December 31, 2020. The future net cash flows are based on a 10% annual discount rate.

Changes in Standardized Measure of Discounted Future Net Cash Flows

	VAALCO Historical	Sasol Acquisition Properties	Pro Forma Combined
	(In thousands)
Future cash inflows	$138,328	$123,599	$261,927
Future production costs	(99,418)	(88,832)	(188,250)
Future development costs (1)	(10,605)	(9,476)	(20,081)
Future income tax expense	(13,921)	(12,438)	(26,359)
Future net cash flows	14,385	12,853	27,238
Discount to present value at 10% annual rate	348	311	659
Standardized measure of discounted future net cash flows	$14,733	$13,164	$27,897

(1)  Includes costs expected to be incurred to abandon the properties.

The changes in the Company’s pro forma standardized measure of discounted future net cash flows were as follows for 2020:

Changes in Standardized Measure of Discounted Future Net Cash Flows

	VAALCO Historical	Sasol Acquisition Properties	Pro Forma Combined
	(in thousands)
Balance at January 1, 2020	$70,431	$62,931	$133,362
Sales of crude oil and natural gas, net of production costs	(29,878)	(26,697)	(56,575)
Net changes in prices and production costs	(53,388)	(47,703)	(101,091)
Extensions and discoveries	10,059	8,988	19,047
Revisions of previous quantity estimates	(10,885)	(9,726)	(20,611)
Changes in estimated future development costs	1,195	1,068	2,263
Development costs incurred during the period	731	653	1,384
Accretion of discount	10,086	9,012	19,098
Net change of income taxes	17,636	15,758	33,394
Change in production rates (timing) and other	(1,254)	(1,120)	(2,374)
Balance at December 31, 2020	$14,733	$13,164	$27,897